United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

September 29, 2010

Date of Report

OAK RIDGE MICRO-ENERGY, INC.

(Exact name of Registrant as specified in its Charter)

Colorado	0000-50032	94-3431032
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

3046 E. Brighton Place

Salt Lake City, Utah  84121

 (Address of Principal Executive Offices)

(801) 580-9409

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

As reported in the Company’s 10-Q Quarterly Report for the quarter ended June 30, 2010, on August 23, 2010, the Company executed a non-binding Letter of Intent (the “LOI”) to acquire Defense Technology Corporation, a Nevada corporation (“DTC”), in consideration of 10,000,000 post-reverse split shares of its common stock comprised of “restricted securities” as defined in Rule 144, following a one for 16.5 reverse split of its outstanding voting securities.  The LOI is effective for 45 days from execution, and it provides for the execution of a definitive agreement on satisfactory evidence of DTC having raised $800,000 in equity capital to fund its initial installation of 400             “Offender Alert Passive Scan” ™ doors; all agreements being in place satisfactory to us to finalize DTC’s exclusive licensing for “DTC Advantage” ™, a light-weight micro-fiber product designed to provide bullet proof protection to personnel, with other potential armor uses, along with related products; and DTC having an executed investment banking agreement with a firm satisfactory to us.  The LOI also provides for a transfer of the Company’s thin-film battery technology and all other related technology and cash assets to its wholly-owned subsidiary, the shares of which will then be the subject of a pro rata spin-off to the Company’s shareholders, excluding any shareholder receiving shares in the DTC acquisition.

Subject to the execution of an amended LOI, the Company and DTC have tentatively agreed to change the reverse split from a one for 16.5 reverse split to a one for 22 reverse split, such reverse split to be effective September 30, 2010.  Other conditions of the LOI are still subject to satisfaction.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

OAK RIDGE MICRO-ENERGY, INC.

Date:	September 29, 2010	By:	/s/ Mark Meriwether
Mark Meriwether
President, Secretary and Director

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